Exhibit 99.2

VASCO Data Security International, Inc.

Q4 and Full Year 2015 Earnings Conference Call

Edited Transcript

February 16, 2015

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International Inc. - VP, Corporate Communications

Ken Hunt VASCO Data Security International Inc. - Chairman and CEO

Jan Valcke VASCO Data Security International Inc. - President and COO

Mark Hoyt VASCO Data Security International Inc. - EVP and CFO

Tommy Petrogiannis Silanis Technology, Inc. – President, Founder

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Corwin Dolton Oracle Investment Management - Analyst

Debra Fiakas Crystal Equity Research - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International Inc. Q4 2015 Earnings Conference Call.

(Operator Instructions)

I’d now like to turn the conference over to Mr. John Gunn, Vice President of Corporate Communications. Please go ahead, sir.

John Gunn - VASCO Data Security International Inc. - VP, Corporate Communications

Thank you, Operator. Greetings, everyone and thank you for joining the VASCO Data Security fourth quarter and full year 2015 earnings conference call.

My Name is John Gunn, and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder and Chief Executive Officer; followed by Jan Valcke, our President and Chief Operating Officer; followed by Jan Valcke, our President and Chief Operating Officer and then Mark Hoyt, our Chief Financial Officer. Following our prepared comments today, we will open the call for questions.

This afternoon after market closed, VASCO issued a press release announcing our results for our fourth quarter and full year 2015. To access a copy of that press release and other investor information, please visit our website.

Please note that statements made during this conference call that relate to future plans, events or performances including the guidance for full year 2016 are forward-looking statements. We have tried to identify these statements by using words such as believes, anticipates, plans, expects, projects and similar words and these statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

In addition, please note that the date of this conference call is February 16, 2016 and any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the Federal Securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reasons.

And at this time, I will turn the call over to Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Thank you, John. And thank you all for joining us on the call today. First, I am very happy to share the results of our fourth quarter and full year 2015. We finished the year with three noteworthy milestones that represent impressive new records for VASCO.

Revenue for the full year exceeded $241 million, growing 20% over full year 2014. We now have an 11 year run with 21% compounded annual growth rate in revenue. We also delivered our 52nd straight quarter of positive operating results, as net income from continuing operations exceeded $42 million growing 29% over full year 2014.

Finally, operating cash flow was $69 million, growing 78% over full year 2014. Our record results for the full year provide additional confirmation of the continuing growth in demand for VASCO authentication and anti-fraud solutions that protect banks, consumers and all types of businesses from the growing onslaught of hacker attacks.

Increasingly, our solutions are valued for business enablement as they facilitate faster and easier customer connections and accelerate user adoption. For the fourth quarter, we faced difficult comparisons to the prior year when we had the benefit of one of our megadeals with a leading European bank.

Revenue from continuing operations for the fourth quarter declined 18% to $50.9 million from $62.4 million in the fourth quarter of 2014. This is the lumpy nature of our project based businesses that we are striving to address with our long-term transition to a recurring revenue model.

Operating income from continuing operations for the fourth quarter decreased 59% to $5.2 million from $12.7 million reported for the fourth quarter of 2014. Operating income was impacted in a material manner by Silanis Technology acquisition expenses, Silanis operating expenses following the close of the acquisition and by expenses related to our internal investigation of the possible sale of our products by a distributor into Iran. Mark will share additional information about these items during his segment.

In spite of these headwinds, we ended the fourth quarter with a strong close, producing the second highest order intake in company history, and the second highest backlog in company history.

Our vision of delivering additional solutions that are in high demand among our banking customers and accelerating our move to a recurring revenue model was materially advanced with our acquisition of Silanis Technology on November 25, 2015. This is a rapid growing category and a natural extension of our commitment to protect and facilitate online transactions via the web and mobile devices.

We now have what we believe is a most advanced solution for electronic signatures. eSignLive the e-signature solution from Silanis provides both on premises or in the cloud implementation, full white labeling capabilities and an active audit trail that satisfies compliance and evidentiary requirements. These are features that are unique to eSignLive and we believe they give VASCO distinct competitive advantage over other e-signature solution providers.

I am happy to share that the integration of Silanis with VASCO, which is being led by Scott Clements, VASCO’s newly appointed EVP and Chief Strategy Officer is going well and is on schedule. Our sales force is trained and actively selling the eSignLive solution and we will present a demonstration of the integration of eSignLive with VASCO solutions at the upcoming RSA Conference.

ESignLive has been well received by VASCO customers and we are already engaged in many RFPs. Silanis was just selected by a top 30 global bank and VASCO customer on the strength of the combined companies. This is just one example of how we are leveraging VASCO strengths to create additional opportunities for revenue growth.

We expect Silanis’s contribution to VASCO revenue will be more pronounced in the second half of the year because of the adjustment in deferred revenue at the time of closing and the currently unknown length of sales cycle to VASCO customers.

We entered 2016 with a high level of optimism, reinforced by the following factors. First, the need for VASCO solutions continues to grow as there is no letup in the global hacking attacks, more significant however, is the fact that while other industries may delay security outlays in response to changing economic conditions, this is not so with banks whose survival depends on security and who InfoSecurity Magazine reports are 300 times more likely to be hit by security incidents compared to other industries.

This is further evidenced by JPMorgan Chase’s recent disclosure that they are essentially doubling their IT security budget year-over-year to a $0.5 billion and Bank of America has placed no budget limits on their IT security spending.

Second, our strongest, market financial services, along with many other markets are going mobile in a big way. We anticipated this two years ago with the launch of our DIGIPASS for Apps mobile application security solution. Our newest feature, Runtime Application Self-Protection also known as RASP, protects mobile banking transactions even if a user downloads malware onto their mobile device.

We are seeing a significant increase and interest in our mobile solutions and we anticipate rapid growth in this product segment which provides our highest gross margins and further advances our move to a recurring revenue model.

We believe that our software security augments our hardware authenticators and that most of our DIGIPASS for Apps mobile application security will be incremental to our existing hardware base.

Third, security is transcending the primary role of protection and is taking on the added task of business enablement and VASCO solutions are leading this transformation. Important examples of this include the growing number of banks that are using our DIGIPASS for Apps to enhance convenience and security at the ATM.

Banking customers are also integrating our support for fingerprint biometrics to make customer login more convenient and more secure. We see growing demand for our innovative Cronto high resolution QR Code solution that combines the highest level of security with unparalleled convenience. And of course, eSignLive is the ultimate example of combining convenience with security, as consumers sign agreements quickly and easily from wherever they are.

We are further encouraged by the large number of proofs of concept that we currently have running among our broad base of large financial institutions. These include our newest enhancements to DIGIPASS for Apps and Cronto Technology.

I am also pleased to share that we’ve made significant advancements in realizing our vision of delivering the most comprehensive anti-fraud platform. With IDENTIKEY Risk Manager now fully integrated with Cronto, DIGIPASS for Apps, and VASCO’s traditional authentication and signature products we offer what we believe is one of the most comprehensive suite of security products available. Following our $85 million acquisition of Silanis, we ended the year with a total of $123 million of cash, cash equivalents and short term investments. This compares to $137 million at the end of 2014.

Our continuing strong performance and steadfast commitment to robust cash flows enables VASCO to execute our acquisition strategy of pursuing strategic technology tuck-in opportunities and more mature companies with exciting growth trajectories such as Silanis. The market is continuing to recognize the significance of strong authentication.

One week ago today, President Obama announced the Cybersecurity National Action Plan, the most comprehensive cyber defense initiative ever launched. Authentication emerged as a cornerstone of the program with the President calling for American’s to move beyond just a simple password and instead to leverage multiple factors of authentication when logging into online accounts. It is energizing to hear the President herald a message that this is the foundation of our business.

In conclusion, I want to thank VASCO’s growing number of customers and the millions of users who place their trust in VASCO every day to protect them and keep their online and mobile transaction secure. I remain optimistic that we will extend our revenue growth in key strategic areas and position VASCO for significant future growth.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Thank you, Ken. As Ken shared, we are excited by our record results and surge in momentum as we enter 2016. In addition to record revenue and strong intake in the fourth quarter, we are very pleased with the significant gains in our gross margins as they improved in the fourth quarter to 66%.

For fourth quarter and full year 2015, we experienced a decrease in revenue of 21% and an increase of revenue of 24% for the banking segment of our business, respectively, compared to the same period in 2014.

The full year increase was driven primarily by the delivery of a significant amount of card readers using our innovative QR code Cronto technology to Rabobank. Our customers typically place additional orders for 10% percent to 20% of their initial fulfillment in the year following the rollout of a new device and we anticipate that Rabobank could be at a high end of this range.

For fourth quarter and full year 2015, we experienced a decrease in revenue of 5% and 3%, respectively, for the enterprise and application security segment of our business, compared to the same periods in 2014. This reflects our increased focus on opportunities in banking.

As Ken shared, we had our second highest level ever of order intake in the fourth quarter. Our backlog is the second highest also and we started the year with a very strong sales pipeline.

We have many important proofs of concept with our newest solutions, Cronto and our DIGIPASS for Apps. We expect to see major increases in demand for our mobile application security solution DIGIPASS for Apps, especially in the United States, as the implementation of EMV cards in the retail environment is expected to drive hackers to other channels such as mobile banking.

We already have important wins with major banks, including HSBC, Deutsche Bank, Sumitomo Bank, Bank of Tokyo, Commerzbank, Frost Bank, KBC, and many others. While we have not made any recent public announcements, we continue to secure significant wins in multiple regions for our core products and new solutions. We expect to make important announcements of additional wins in this quarter.

We have made incremental investments in the healthcare market and we are already seeing a return on these investments as we are making inroads with new customers, introducing new solutions, such as our FIPS 140 Level 2 compliant authenticator and we are forming important channel partnership as we built our ecosystem in this segment.

Our approach to fighting hacking attacks with our integrated anti-fraud platform is yielding positive results. The combination of our core authentication solution featuring Cronto, DIGIPASS for Apps and our IDENTIKEY Risk Manager, risk analysis engine provide an unparalleled security platform. These solutions can be used individually or in concert for the most effective identification and mitigation of fraud risk.

Thank you. And I will return the call to Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Thank you, Jan. At this time, I would like to introduce Mark Hoyt, VASCO’s new Chief Financial Officer. Mark began serving as VASCO’s Chief Financial Officer, Secretary and Treasurer as of November 4, 2015. He comes to us with an excellent background, including experience with a big four accounting firm and publicly listed companies, including significant international experience, academically he earned CPA and MBA. Mark, the line is yours.

Mark Hoyt - VASCO Data Security International Inc. - CFO

Thanks Ken. I am excited to be here today for my first quarterly earnings call with VASCO and I look forward to being able to share the company’s results with our analysts, shareholders and customers.

As noted earlier, revenues for the fourth quarter were $50.9 million, a decrease of 18% from the fourth quarter of 2014. For the full year revenues were $241.4 million, an increase of 20% over the comparable period in 2014.

Now that we are past the initial rollout of VASCO’s latest megadeal, we are seeing the company’s gross margin percentage return to be upper 60s and management expects this trend to continue into 2016 and beyond.

Gross profit as a percentage of revenue, or gross margin, for the fourth quarter of 2015 was approximately 66%, up from 57% in the fourth quarter of 2014. For the full year 2015, gross margin was 61%, down from 63% in the full year of 2014. Revenues were negatively impacted by the strengthening of the US dollar to the Euro and other currencies. The majority of our revenue is denominated in US dollars even though most of it is generated outside the US.

For the fourth quarter of 2015 approximately 74% of our revenue was denominated in US dollars, 21% was denominated in euros, and 5% was in other currencies. For the full year 2015 approximately 78% of our revenue was denominated in US dollars, 18% in euros and 4% in other currencies.

Had the exchange rates remained constant with 2014 rates, revenues would have been approximately $1.9 million and $9.6 million higher for the fourth quarter and full year 2015 respectively.

The mix of our revenues in 2015 compared to 2014 continues to be heavily weighted towards the banking market. In the fourth quarter of 2015 approximately 80% of our revenues came from the banking market compared to 83% in the fourth quarter of 2014. For the full year 2015 and 2014, approximately 87% and 83% of our revenues came from the banking market respectively.

For the full year 2015, Rabobank accounted for approximately 30% of our revenue and was the only customer above 10% of VASCO’s total revenue. For the full year 2014 we had two customers that accounted for more than 10%, Rabobank at 12% and HSBC at 11%.

Our revenues continued to come predominantly from outside of the US. The geographic distribution of our revenue in the full year 2015 was approximately 68% from EMEA, 19% from Asia, 5% from the US and the remaining 8% from other countries.

The increase in gross margins for Q4, 2015 compared to Q4, 2014 is primarily related to the mix of products sold with card readers comprising a smaller portion of the quarter’s revenues. We expect this trend to continue in 2016. Changes in gross margin during the first - the full year of 2015 were also primarily influenced by product mix.

Drilling into the banking market, the increase in gross margins for the fourth quarter of 2015 versus the same period in 2014 primarily reflected a decrease in the percentage of our total revenue that came from card readers.

For the fourth quarter of 2015 approximately 23% of total revenue came from card readers down from 41% in Q4, 2014. For the full year 2015 36% of our total revenue came from the sale of card readers, up from 25% for the full year 2014.

Card readers generally have a gross profit margin that is approximately 25 to 35 percentage points lower than our other hardware related margins due to competitive pricing pressures. Also impacting the company’s total gross margins, our non-hardware products have margins that are 30% to 40% higher than our hardware products.

For the full year 2015, non-hardware revenue as a percent of total revenue was 22% compared to 27% for the full year 2014. Let me emphasize that for the fourth quarter of 2015 non-hardware revenue as a percentage of total revenue increased to 28% from 23% in the fourth quarter of 2014.

On a consolidated basis, our operating expenses for the fourth quarter and full year of 2015 were $28.5 million and $95.6 million respectively, an increase of $5.8 million or 26% from the fourth quarter of 2014 and an increase of $6 million or 7% from the full year of 2014.

The increases in consolidated operating expenses for the fourth quarter of 2015 compared to the same period in 2014 were primarily related to increases in operating expenses from three items, the internal investigation of a distributor that may have shipped our products into Iran, the professional service fees for the Silanis acquisition and Silanis’s operating expenses for November and December 2015.

Total headcount at VASCO has moved north of 500 with the addition of the team from eSignLive. At the end of 2015 we had 545 total headcount with eSignLive at 156 employees, along with 389 from VASCO’s legacy business. The split amongst our teams at the end of 2015 was 259 people in sales and marketing, 209 in research and development, and 77 employees in G&A.

Operating income for the fourth quarter of 2015 was $5.2 million, a decrease of $7.5 million or 59% from $12.7 million in the fourth quarter of 2014. For the full year 2015, operating income was $50.5 million, an increase of $12.4 million or 32% from $38.1 million in 2014.

Operating income as a percent of revenue, or operating margin, was 10% for the fourth quarter of 2015, down from 20% for Q4, 2014. As previously mentioned, the operating margin for the fourth quarter of 2015 was impacted by expenses relating to the internal investigation, the Silanis acquisition costs and Silanis’s operating expenses. For the full year of 2015 operating income as a percentage of revenue was 21%, up from 19% in the comparable period in 2014.

The company reported income tax expense of $1.9 million for the fourth quarter of 2015 and $8.7 million for the full year of 2015. The effective tax rate of 35% in Q4, 2015 reflects a change in the estimated rate for the full year of 2015 moving upward from 15% to 17%.

As of December 31, 2015 our net cash balance, including short term investments and commercial paper was $123.5 million, a decrease of $13.9 million or 10% from $137.4 million at December 31, 2014.

As of December 31, 2015 our working capital balance was $127.7 million, a decrease of $33.4 million or 21% from $161 million at December 31, 2014. Our earnings before interest taxes, depreciation and amortization was $56.8 million for the full year 2015, an increase of $12.9 or 29% from the full year 2014. The company had no debt outstanding at the end of the year.

Thank you for your attention. And I also want to just take a quick second here to thank Cliff Bown, again for helping me with the transition into the CFO role. His experience and insights shared with me have been tremendous. I really look forward to working with the team at VASCO to serve our customers and shareholders.

Now back to you, Ken.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Thank you, Mark. At this time, I would like to present our guidance for 2016. Revenue for full year 2016 is expected to be in a range of $205 million to $215 million. We expect our operating income as a percentage of revenue, excluding amortization of purchased intangible assets, will be range of 10% to 12% of revenue.

I’d like to share three important pieces of information to help frame our guidance for 2016. First, following two years of very strong growth, driven by multiple large orders, we are guiding revenue that is lower for 2016 than we produced in 2015. I don’t believe that surprises anyone.

However, we believe that our sustainable, repeatable revenue model remains intact. We expect that our customers will continue to refresh or replace older products and solutions with newer ones from VASCO that address what they require.

That is products and solutions that are easy to use, transparent, and yet robust. We also believe that there are many other very large transactions that we will capture in the future. With our 2015 results, we now have an 11 year with run with 21% compounded annual growth rate.

We have a customer retention rate of over 99% for our banking business. But as you know the order flow from customers is not always as smooth as we would like it to be. With near record order intake in Q4, and our second highest backlog ever, we entered the New Year with well supported optimism and we expect to continue to win many large deals in 2016 and beyond.

Second, we believe the acquisition of Silanis Technology presents an unparalleled opportunity to grow revenue and income in the long run. This requires an investment in 2016.

As we discussed previously, we expect a revenue boost from the combination of the two companies will start to become evident near the end of 2016. In the interim, Silanis will have a material impact on operating expenses in 2016. We reiterate our expectation that it will be accretive on a non-GAAP basis in 2017. We believe that the near term investment will be well rewarded in the long-term.

Third, we will maintain a steadfast commitment to the fiscal responsibility that VASCO is well known for. We have never subscribed to the grow at any cost mentality that was pervasive in our segment and that is now falling out of favor.

We are making intelligent investments in our long-term growth as we increased VASCO’s capabilities in sales and marketing and R&D. We expect that this will have an impact on operating expenses in 2016, but we have full expectations that we will return to our long-term operating margins after 2016 as our investments yield additional growth and our product mix continues to shift to higher margin products, including our software solutions which generally have gross margins that are 30 to 40 percentage points higher than our other hardware products. This was plainly evident in our Q4 results.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions please get back into the queue, operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) And our first question comes from the line of Joe Maxa with Dougherty & Co. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

Thank you. Hi, everyone

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Hi Joe.

Joe Maxa - Dougherty & Company - Analyst

First question, the op margin guidance, 10% to 12%, I understand that what you walked us through on increased investments, I am thinking about the comments last quarter, that the operating loss from Silanis would be in the 5% to 10% range, does the comments you made earlier suggest that the investments you are making in that business make that a larger range is that what I am thinking here or what it looks like?

Mark Hoyt - VASCO Data Security International Inc. - CFO

Hello, Joe. It’s Mark. I believe the comments that were made last quarter were that the Silanis business would - have a loss, an operating loss of $5 million to $10 million for 2016, not 5% to 10%.

Joe Maxa - Dougherty & Company - Analyst

Sorry, that’s what I meant.

Mark Hoyt - VASCO Data Security International Inc. - CFO

And the $5 to $10 million just to frame that a bit, that is - that was an operating figure that was a GAAP, a Canadian GAAP figure before the adjustments from purchase accounting and from amortization of intellectual property. We believe that that operating range, the 5 to 10 will be closer to the $10 million range as we continue to make the investments that Ken spoke of earlier.

On top of that, that loss is an adjustment to from the purchasing accounting and that adjustment from purchasing accounting will reduce revenues in 2016 by approximately $4 million.

We will receive a lift from cost to good sold however of about $800,000. So the net impact is a little above $3 million in the wrong direction for next year. We also have an impact from the amortization of estimated intellectual property and that is about $6 million. That is on top of the operating loss for 2016. Does that help?

Joe Maxa - Dougherty & Company - Analyst

Okay, okay. So I do understand it, $5 million to $10 million op loss did not include this $3.2 million impact from purchase accounting?

Mark Hoyt - VASCO Data Security International Inc. - CFO

It did not include the purchase accounting, nor the impact from the amortization of intellectual property.

Joe Maxa - Dougherty & Company - Analyst

Right. So that’s running at $1.5 million a quarter on top of your existing?

Mark Hoyt - VASCO Data Security International Inc. - CFO

Correct, that’s the amortization is, yes.

Joe Maxa - Dougherty & Company - Analyst

Okay. And if I think about the comments about the second highest order intake in the quarter and near record levels, it sounds like it’s a high backlog, can you share what’s the backlog number for the year end?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

We’ll be publishing that in the K. Joe, we’ll have to wait on that, that number will be in the K.

Joe Maxa - Dougherty & Company - Analyst

Okay. All right. Thank you, I’ll jump back in the queue.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Thank you, Joe.

Mark Hoyt - VASCO Data Security International Inc. - CFO

Thanks, Joe.

Operator

Thank you. Our next question is from the line of Corwin Dolton of Oracle Investment Management. Please go ahead.

Corwin Dolton - Oracle Investment Management - Analyst

Yes, could you give some color as to why there is such a decrease in the projected revenues from - you are entering the year with such really good backlog, I think you’ve touched on some of items, but could you run that by us again?

Mark Hoyt - VASCO Data Security International Inc. - CFO

Hello, Corwin, it’s Mark. The biggest impact on our revenue heading into 2016 as Ken mentioned is the megadeal that we absorb towards the end of 2014 and the first three quarters in 2015. And that impact — the impact of that is around $70 million.

So we’ve communicated this in the past that we’re absorbing that deal and recognizing in 2015. But that’s one of the biggest drivers of the delta between 2015 and ’16 revenues.

Corwin Dolton - Oracle Investment Management - Analyst

Okay.

Mark Hoyt - VASCO Data Security International Inc. - CFO

We are expecting growth in our core business, excluding Rabo. It would be in the - we’re expecting in the low double-digit range of growth in our core business.

Corwin Dolton - Oracle Investment Management - Analyst

Thank you very much.

Operator

Thank you. (Operator Instructions) And we do have a follow up question coming from the line of Mr. Joe Maxa of Dougherty & Company. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

Yes, thank you. So you talked about pretty strong overall pipeline both hardware with Cronto and your DIGIPASS for Apps there’s also a comment about expectations of a meaningful order or significant orders this quarter, was that regarding DIGIPASS for Apps, it sounds like in the US, maybe little more color on what you’re expecting?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Jan, excuse me, Jan, would you like to comment on that please?

Jan Valcke - VASCO Data Security International Inc. - President and COO

Yes, thank you. Joe, we see overall increase in demand for our DIGIPASS for Apps and - but it’s the first time that we have seen such an increase of demands in United States. So yes, you can expect more of that business in US.

Joe Maxa - Dougherty & Company - Analyst

And Ken, I mean, your guidance you have, you know, your pipeline that you figure into it, I mean, is this a low weighted in that pipeline or are you just being conservative with numbers where if these –come in you might be able to raise that as the year progresses?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Well, timing is everything and you followed our story, our name for quite some time and you know that we tend to be conservative and we feel like we are being conservative. We’re being responsible, but we are being conservative.

Joe Maxa - Dougherty & Company - Analyst

Right, right. I understand that. Mark, the blended tax rate expectation this year, granted it can change as business changes, but what are you thinking about right now?

Mark Hoyt - VASCO Data Security International Inc. - CFO

Joe, we’re looking at a blended tax rate of about 18%. We are still — and I put a caveat on that, we are still in the midst of analyzing the impact from the eSignLive business at Silanis, what that will do to our tax rates, but we expect a slight growth from the year end 17% from 2015 to grow to about 18% in ’16.

Joe Maxa - Dougherty & Company - Analyst

And as your North American business picks up, that should increase as the years progress as well?

Mark Hoyt - VASCO Data Security International Inc. - CFO

Exactly, that’s part of the expectation and that’s why we’re right now looking at a slight growth in that tax rate.

Joe Maxa - Dougherty & Company - Analyst

Okay. And the once again on the Silanis you talked about a win with the top 30 bank, one of your customers, just give a little more color on the progression with — since you’ve closed the acquisition, the progression with other RFPs or wins with your banking customers globally?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Yes. Well, the union of the two companies is just a little over 2 months and our first charge or first task is to hire sales people and support people in Europe, as well as Asia Pacific and the Australia area. So that takes some time. We’re doing as fast as we can. I saw a report the other day from our hiring specialist, our hiring director in Zurich, Switzerland and he’s got potential candidates in every area, there the discussions, the interviews are moving along quite well.

So I would say we’re almost on par with what we expected to be in terms of hiring. But now they have to be trained. The first group is trained, as we said earlier, our own sales people in those areas have been trained. So they know how to look for opportunities. They know how to - with their current existing relationship and the account, to be able to find out if there are electronic signature initiatives underway and to get an introduction.

The bank that we talked about before is a very large global bank and it’s a VASCO customer. And so we’ve already gone through the vetting process for getting accepted as a vendor to the bank. So they know us, they accept us, they are not concerned that we’re going to go out of business. And so when Silanis or eSignLive comes along and is introduced by VASCO, that part of the vetting process is done, it’s already accomplished. So that’s one major advantage right there.

Joe Maxa - Dougherty & Company - Analyst

Right. That makes lot of sense. Thank you.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

You’re welcome.

Operator

Thank you. Our next question is from the line of Robert Maltbie of Singular Research. Please go ahead.

Debra Fiakas - Crystal Equity Research - Analyst

Hello, thank you. And this is Debra in for Robert Maltbie. I was very pleased of course, that you are taking my questions and I wanted to continue the conversation about the Silanis win with the global bank, we understand that this is an introduction that was made by VASCO, and not something that was in the works before the acquisition was undertaken?

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

Surprise, I’ve got the Founder and President of eSignLive on the phone. And so let me introduce you to Tommy Petrogiannis and Tommy would you answer that question. So I am absolutely being factual, I’ll let you be factual.

Tommy Petrogiannis Silanis Technology, Inc. – President, Founder

Sure. Hi. So actually this was - the opportunity we’re referring to was one that we were actually had already started working with from a pilot and proof of concept point of view. But what was fascinating to me is immediately after the acquisition announcement from VASCO the entire contracting process collapsed for lack of better term, because all of sudden we became a known vendor and an accepted vendor to the bank.

So something where it was joint opportunity in the sense that VASCO was already one of the suppliers for that bank and we had come into it from another division in the group, but once the announcement was made all the elements in terms of the contracting, the approval process those got eliminated because of that. I don’t know if that answers your question?

Debra Fiakas - Crystal Equity Research - Analyst

Yes, it does. Thank you very much. And also I have another question this also relates to Silanis, so either Mark or someone else can answer. You mentioned that the gross margin you anticipated to be in the upper 60% range, and I wondered if that is - those comments applied to VASCO’s existing business only or if that includes the impact of including the Silanis e-signing product line in the mix?

Mark Hoyt - VASCO Data Security International Inc. - CFO

Debra, thanks for the question. That does include the impact of adding Silanis in with the VASCO legacy business. Obviously their margin, their gross margins are higher than our average. So we do expect to see a pick up as we rollout their software solutions.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

I think it’s also going to be case that VASCO itself will have higher margins. Historically, we had some margins in the high 60s, gross margins in the high 60s, five or six years ago, and we had high operating margins 28% and 30% and then Silanis helps enhance that going forward.

Mark Hoyt - VASCO Data Security International Inc. - CFO

And Debra let me just add on, it’s those higher margins that we saw in Q4 and we see heading into 2016, which is really driving our belief that we want to invest more in those product lines, more in those solutions, which is spurring the growth in OpEx that we see in 2016.

Debra Fiakas - Crystal Equity Research - Analyst

All right. Thank you.

Operator

(Operator Instructions) And at this present time we do not have any additional questions. Please continue with your presentation or closing remarks.

Ken Hunt - VASCO Data Security International Inc. - Chairman and CEO

All right. Well, that’s all we have for today. I’d like to thank everybody for your attendance. Thank you for the good questions and VASCO people all over the world, thank you once again for your hard work, positive attitude and excellent production. Thanks a lot everybody. Good-bye.

Operator

Ladies and gentlemen, that does conclude the conference call for today.